EXHIBIT 99.06

Pazoo Provides Business Development and Expansion Plan Update

WHIPPANY, N.J., March 31, 2015 (GLOBE NEWSWIRE) -- Pazoo, Inc. (OTCQB:PZOO) (German WKN#: A1J3DK) is pleased to present to the investment community an update on where Pazoo stands today and the plan for an aggressive growth strategy moving forward. Pazoo on Friday March 27, 2015 filed a preliminary 14C Information Statement with the SEC advising of an increase to the authorized shares from approximately 1 billion shares to 3 billion shares and will logically explain why these steps are necessary for the overall company to accomplish the aggressive expansion plans currently underway.

Pazoo has a 40% interest in Nevada based MA & Associates, LLC ("MA"). MA is in the final stages of the build out of its marijuana testing lab and is unmatched in the quality, accuracy and quickness of testing ability due to the best in class management team utilizing the unquestioned best in class methodology of Steep Hill Labs. Proof of this is that Pazoo partner MA received 241 points out of 250 possible points in the application process. No other applicant even came close to 200 points.

Pazoo's 100% wholly owned subsidiary Harris Lee, LLC ("Harris Lee") recently entered into a master agreement to have the first right of refusal for other states throughout the United States that Steep Hill itself does not take. This agreement immediately gives Harris Lee the exclusive right for the State of Oregon. Oregon is expected to be ready for operation no later than the beginning of September 2015. Harris Lee expects to enter an additional state in the very near term and have at least one more operational by calendar year end 2015.

The very aggressive expansion plans has led Pazoo to file a 14C Information Statement. The purpose of this filing is for Pazoo management to be able to meet this growth and expansion strategy. Pazoo currently has approximately 450 million shares outstanding. Pazoo entered into numerous convertible notes to fund the build out and development of the Nevada testing lab that required Pazoo to reserve and currently have approximately 400 million plus shares in reserve. These reserve shares are not issued and are not outstanding. They are only reserve shares. However, the reserve for these shares in the Company's authorized common stock potentially limits Pazoo from issuing further shares. The approximate 450 million shares outstanding plus the 400 million plus reserve shares would make it prohibitive for Pazoo to fund the aggressive expansion plans in place without an increase in number of authorized shares.

A large portion of the reserved shares are expected to be cancelled soon due to recent conversions of debt into common stock. As the debt goes down, so does the requirement to continue to reserve shares for any remaining outstanding balance. However, to ensure the ability to raise the necessary capital, and provide to the financiers the comfort of having the ability to reserve shares, Pazoo has taken this step to ensure the ability to meet the very aggressive growth and expansion plans in place to be the first in market, best in class, marijuana testing laboratory. Pazoo management has written a letter to Pazoo shareholders and the investment community at large and has posted this letter on the new Pazoo facebook page. To view this letter click on the following link:

https://www.facebook.com/pages/Pazoo-Marijuana-Company-Page/810118722411702

About Pazoo, Inc.:

Pazoo, Inc., is a company focused on health, wellness and safety. Our focus is to provide best-in-class laboratory testing of cannabis and cannabinoids to protect consumers from impurities, contaminants and other irregularities. Through our wholly owned subsidiary, Harris Lee, and our partnership with MA & Associates, Pazoo provides industry leading laboratory testing of cannabis. Pazoo's license agreement with Steep Hill Labs Inc. allows us to use their best-in-market testing protocols on a right of first refusal basis as we expand throughout the USA. Pazoo is licensed to test cannabis in Nevada and Oregon, with a focus on expansion into other states. Additionally, Pazoo delivers a comprehensive array of health and wellness information on its website www.pazoo.com, and features industry experts from both the health and wellness arena and the pet industry.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

CONTACT: For Investor Relations:
         Taylor Capitol, LLC
         Phone: 973-351-3868
         Email: INVESTOR@PAZOO.COM